EXHIBIT 99.1 - PRESS RELEASE	FOR IMMEDIATE RELEASE
October 20, 2016	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO)	(252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports 53% and 59% Increase in Quarterly and YTD Earnings for the Periods Ended September 30, 2016

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and nine months ended September 30, 2016.

2016 Third Quarter Highlights

•	Strong earnings performance with net income of $1.9 million, earnings per share of $0.20, ROA of 0.78% and ROE of 8.52%
•	Strategic execution as evidenced by highest quarterly EPS since Q1 2009
•	Strong mortgage loan origination, sale and servicing revenue leads to increased core non-interest income
•	Loans and leases held for investment grew at an annualized rate of over 8%
•	Continued to maintain sound asset quality metrics
•	Growth in non-interest bearing deposits at an annualized rate of over 28%
•	Completed the purchase of mortgage servicing rights for 452 high-quality Freddie Mac and Fannie Mae loans with an unpaid principal balance of $84.6 million at settlement

Net Income. Net income for the 2016 third quarter was $1.9 million, representing a 17.5% increase from $1.6 million and a 53.2% increase from $1.2 million for the linked and comparative 2015 quarter, respectively. Earnings per diluted common share, return on average assets and return on average equity for the current quarter were $0.20, 0.78% and 8.52%, respectively, compared with $0.17, 0.68% and 7.55% for the linked quarter and $0.13, 0.54% and 5.99% for the comparative 2015 third quarter. The improvement in quarterly net income is primarily attributable to an increase in net interest income, coupled with solid core non-interest income and a reduction in operating expenses. Income tax expense for the third quarter of 2016 was impacted by a $74,000 adjustment to our deferred tax asset due to a reduction in the North Carolina statutory tax rate. In the third quarter of 2015 an $80,000 adjustment was made for this same circumstance.

The Company showed significant improvement in pre-tax, pre-provision operating earnings for the 2016 third quarter. Pre-tax, pre-provision operating earnings, which excludes certain revenue and expense items as shown under the heading “Reconciliation of Non-GAAP Measures” on the accompanying table of Supplemental Financial Data, was $3.0 million for the current quarter, as compared to $2.5 million for the linked 2016 second quarter and $1.8 million for the comparative 2015 third quarter. Important disclosures about and reconciliations of non-GAAP measures, including pre-tax, pre-provision operating earnings to the corresponding GAAP measures, are provided below and attached to this press release.

Net income for the first nine months of 2016 increased to $5.0 million or $0.52 per diluted common share, a 59.4% increase from the $3.1 million or $0.33 per diluted common share earned during the first nine months of 2015. Earnings for the current nine month period were positively impacted by strong increases in net interest income and core non-interest income, as well as lower non-interest expenses, while being partially offset by an increase in the provision for loan losses associated with the strong loan portfolio growth. During the first nine months of 2015 the Bank incurred $425,000 of one-time pre-tax transaction expenses associated with acquiring nine branch offices.

Bruce Elder, President and CEO, commented, “First South Bancorp continues to execute our strategy to enhance shareholder value. The expansion of our deposit franchise and strong loan growth, leveraging our mortgage servicing infrastructure and our success in Small Business Administration (SBA) lending are having a positive impact on the rate at which earnings are increasing compared to prior year’s quarters. While more work is to be done, we have made steady progress improving our efficiency ratio from 82.26% for the quarter ended September 30, 2015, to 73.84% for the current quarter.”

Net Interest Income. Net interest income for the 2016 third quarter increased to $8.3 million from $8.1 million for the linked 2016 second quarter and $7.4 million for the 2015 third quarter. The tax equivalent net interest margin fell by 3 basis points to 3.73% for the current quarter from 3.76% for the linked quarter as the current interest rate environment presents challenges to maintain or increase yields on earnings assets as we grow. Compared with the 2015 third quarter, our current quarter net interest margin improved by 10 basis points from 3.63%. This improvement in the net interest margin is due to significant growth of our earning assets with cash flows from lower yielding securities utilized to grow our loan portfolio, thereby changing the mix of earning assets.

Net interest income for the first nine months of 2016 increased to $24.2 million, from $21.7 million for the comparative prior year nine month period. Growth and changes in the mix of our earning asset base positively impacted net interest income as well as the net interest margin for the first nine months of 2016 compared to the prior year period. Net interest income increased by $2.5 million and the net interest margin improved to 3.72% from 3.64%. During the comparative periods, average earning assets increased by $68.0 million and the percentage of average loans outstanding to average earning assets increased to 74.5% from 64.2%.

Asset Quality and Provision for Credit Losses. Total nonperforming assets declined to $7.7 million or 0.78% of total assets at September 30, 2016, compared to $9.4 million or 1.0% of total assets at December 31, 2015, and $10.2 million or 1.1% of total assets at September 30, 2015. Total loans and leases in non-accrual status were $2.9 million at September 30, 2016, compared to $3.2 million at December 31, 2015, and $3.5 million at September 30, 2015. Our level of other real estate owned (OREO) declined to $4.8 million at September 30, 2016, from $6.1 million at December 31, 2015, and $6.5 million at September 30, 2015.

The allowance for loan and lease losses (ALLL) was $8.5 million at September 30, 2016, representing 1.25% of loans and leases held for investment, compared to $7.9 million or 1.30% at December 31, 2015, and $7.6 million or 1.33% at September 30, 2015. The Bank recorded $220,000 of provision for credit losses in the 2016 third quarter, $325,000 in the linked second quarter, and $335,000 in the comparative 2015 third quarter. For the nine months ended September 30, 2016, the Bank recorded $770,000 of provision for credit losses compared to $475,000 in the first nine months of 2015. Management believes the Company is adequately reserved for potential future credit losses.

Non-Interest Income. Total non-interest income was $3.7 million for the 2016 third quarter compared to $3.5 million for the linked 2016 second quarter and $3.8 million for the 2015 third quarter. Both the linked and comparative year quarters include gains on sale of investment securities.

Deposit fees and service charges were $1.9 million for the 2016 third quarter and represented 51.7% of total non-interest income. The Company also generated $1.9 million of deposit fees and service charges for the linked 2016 second quarter and $2.1 million in the 2015 third quarter.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees increased to $1.2 million for the 2016 third quarter compared to $842,000 in the linked 2016 second quarter and $792,000 for the 2015 third quarter. Fee income generated from the servicing of mortgages improved during the current quarter by $53,000 due to the acquisition of mortgage servicing rights in July. Revenue from mortgage banking is subject to the level of activity in the real estate market and changes in the interest rate environment, as such results will vary depending on current levels and trends in the market place.

Sales of OREO resulted in a net gain of $77,000 for the 2016 third quarter compared to net losses of $14,000 for the linked 2016 second quarter and $63,000 for the 2015 third quarter as the Bank continues its efforts to reduce its level of nonperforming assets.

The Bank had no net gains from investment securities sales for the 2016 third quarter compared to $184,000 for the linked quarter and $503,000 for the prior year quarter. We have sold investment securities in prior periods primarily to fund growth in our loan and lease portfolios.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $142,000 for the 2016 third quarter compared to $142,000 for the linked 2016 second quarter and $127,000 for the 2015 third quarter.

Other non-interest income also includes SBA related revenue of $148,000 for the 2016 third quarter compared to $142,000 for the 2016 second quarter and $51,000 for the 2015 third quarter. While the Bank has originated some SBA loans in prior years, we began to actively originate, sell and service these credits during 2016.

Total core non-interest income, excluding net gains from securities and OREO sales, continued to improve in the current quarter to $3.6 million from $3.4 million for the linked 2016 second quarter and $3.3 million for the comparative 2015 third quarter, as shown under the heading “Reconciliation of Non-GAAP Measures” on the accompanying table of Supplemental Financial Data, primarily due to an increase in revenues from our mortgage banking activities.

For the first nine months of 2016 total non-interest income increased to $10.8 million from $10.6 million for the prior year period driven by increases in mortgage banking and SBA loan sales activity. Fees and service charges on deposits were $5.7 million for the first nine months of 2016 compared to $6.1 million for the first nine months of 2015. Revenue generated from the sale and servicing of mortgage loans and loan fees increased to $2.6 million for the first nine months of 2016 from $2.3 million for the first nine months of 2015. Gains realized from the sale of investment securities were $467,000 and $955,000 for the first nine months of 2016 and 2015, respectively. The Bank recognized net gains of $51,000 and $10,000 on the disposal of OREO during the first nine months of 2016 and 2015, respectively. BOLI earnings increased to $419,000 for the first nine months of 2016 from $382,000 for the first nine months of 2015. SBA related income increased to $434,000 for the first nine months of 2016 from $51,000 for the first nine months of 2015.

Non-Interest Expense. Total non-interest expense has remained stable at $8.9 million for the 2016 third quarter and $9.0 million for both the linked 2016 second quarter and the 2015 third quarter. For the first nine months of 2016, total non-interest expense declined to $27.1 million from $27.3 million reported in the first nine months of 2015.

Compensation and benefit expenses, the largest component of non-interest expenses, were $5.0 million for the 2016 third quarter compared to $4.9 million for both the linked 2016 second quarter and the 2015 third quarter. For the first nine months of 2016 compensation expenses were $15.0 million compared to $14.5 million for the prior year period. Expenses in the first nine months of 2016 included severance costs associated with branch consolidations during the period. The Bank will continue to manage overall staffing levels to ensure we meet the ongoing needs of our customers and support future growth.

FDIC insurance premiums were $157,000 for the 2016 third quarter compared to $161,000 for the linked 2016 second quarter and $163,000 for the 2015 third quarter. For the first nine months of 2016 FDIC insurance costs were $479,000 compared to $455,000 for the first nine months of 2015. The increase in FDIC insurance premiums during the first nine months of 2016 was due to the growth in our balance sheet.

Premises and equipment expense remained relatively stable at $1.3 million for the 2016 third quarter compared to $1.4 million for the linked quarter and $1.3 million for the 2015 third quarter. For the first nine months of 2016 premises and equipment expense was $4.1 million compared to $4.0 million for the prior year period. In 2016 the Bank consolidated three existing branches into nearby locations. Occupancy expense for the 2016 period includes the retirement of certain leasehold improvements and other fixed assets at locations that were consolidated and closed. We will continue to explore opportunities to gain efficiency and performance improvement from our branch network.

Advertising expense declined to $151,000 for the 2016 third quarter compared to $229,000 for the linked 2016 second quarter and $219,000 for the 2015 third quarter. For the first nine months of 2016 advertising expense declined to $569,000 from $598,000 for the first nine months of 2015. The Bank continues to invest in building our brand awareness throughout our expanded footprint with its advertising and marketing efforts.

Data processing costs were $757,000 for the 2016 third quarter compared to $750,000 for the linked 2016 second quarter and $819,000 for the comparative 2015 third quarter. For the first nine months of 2016, data processing expense declined to $2.3 million from $2.8 million for the prior year. Data processing expense for the 2015 nine-month period included $173,000 of one-time expenses associated with a branch acquisition transaction.

Total amortization of intangible assets, including mortgage servicing rights and identifiable intangible assets, was $137,000 for the 2016 third quarter compared to $134,000 for the linked 2016 second quarter and $130,000 for the 2015 third quarter. For the first nine months of 2016 amortization of intangible assets was $402,000 compared to $387,000 for the first nine months of 2015.

Total expenses attributable to ongoing maintenance, property taxes, insurance and valuation adjustments for OREO properties were $119,000 for the 2016 third quarter compared to $213,000 for the linked 2016 second quarter and $99,000 for the 2015 third quarter. For the first nine months of 2016 OREO related expenses were $426,000 compared to $463,000 for the prior year. Management continuously analyzes the carrying value of OREO and makes valuation adjustments as necessary. There were no quarterly valuation adjustments included for the current period and $103,000 and $10,000, respectively, for the linked and comparative prior year quarters. For the first nine months of 2016 and 2015 valuation adjustments were $110,000 and $96,000, respectively.

Other non-interest expense remained consistent at $1.3 million for the 2016 third quarter compared to $1.2 million for the linked 2016 second quarter and $1.3 million for the 2015 third quarter. For the first nine months of 2016 other non-interest expense declined to $3.8 million from $4.1 million for the first nine months of 2015. Other non-interest expense included an $85,000 loss on the disposal of a former branch location and $180,000 of one-time branch acquisition expenses for the current and prior year periods, respectively.

Income tax expense increased to $947,000 for the 2016 third quarter from $665,000 for the linked 2016 second quarter and $611,000 for the 2015 third quarter. For the first nine months of 2016 income tax expense increased to $2.2 million from $1.4 million for the prior year. The effective income tax rates were 33.3% for the 2016 third quarter, 29.2% for the linked 2016 second quarter and 33.1% for the 2015 third quarter. The effective income tax rates were 30.6% and 30.3% for the respective 2016 and 2015 nine-month periods. As previously noted, income tax expense for the third quarter of 2016 and 2015 includes a $74,000 and $80,000 expense adjustment, respectively, due a write down of our deferred tax asset given the declines in the North Carolina statutory tax rate. Exclusive of the $74,000 and $80,000 adjustments noted above, the effective income tax rates were 30.7 % and 29.5% for the three and nine-month periods ended September 30, 2016, respectively; and 28.7% and 28.5% for the respective three and nine-month periods of 2015.

Balance Sheet. Total assets increased at an annualized growth rate of 5.6% to $985.8 million at September 30, 2016, from $946.3 million at December 31, 2015. The increase is attributable to solid growth in the loan and lease portfolio and in interest-bearing deposits with banks. This growth was partially funded by the sale of investment securities as well as a $48.5 million increase in deposits over this same nine-month period.

Loans and leases held for investment grew by $75.5 million during the first nine months of 2016. As a result, total loans and leases held for investment increased to $682.5 million at September 30, 2016, from $607.0 million at December 31, 2015. Mortgage loans held for sale increased to $7.3 million at September 30, 2016, from $3.9 million at December 31, 2015. As a result of the Bank’s robust loan growth during 2016 our loans-to-deposits ratio has risen from 75.3% at December 31, 2015, to 80.2% at September 30, 2016.

The investment securities portfolio and interest-bearing deposits totaled $231.7 million at September 30, 2016, compared to $267.4 million at December 31, 2015. The cash flows from these assets were used to support growth in our loan portfolio.

Mortgage servicing rights (MSRs) increased to $2.1 million at September 30, 2016, from $1.3 million at December 31, 2015. During the three months ended September 30, 2016, the Bank purchased the MSRs of 452 high-quality Freddie Mac and Fannie Mae loans with an unpaid principal balance of $84.6 million. The selection of these mortgage loans to service was based on their quality as well as their geographic location. All of the loans acquired were current as to payment on the purchase date and the Bank had the ability to push-back any loans that prepaid or became delinquent within 90 days. In addition, all of these loans are located in the state of North Carolina and a significant portion of the borrowers reside within the Bank’s footprint. Mortgage loans serviced for others increased to $370.6 million at September 30, 2016, from $297.5 million at December 31, 2015, primarily due to these acquired MSRs.

The Bank’s investment in BOLI increased to $17.9 million at September 30, 2016, from $15.6 million at December 31, 2015. The investment returns from the BOLI are utilized to offset a portion of the cost of providing benefits to our employees.

Total deposits increased to $859.8 million at September 30, 2016, from $811.3 million at December 31, 2015. Total non-maturity deposits grew to $595.7 million at September 30, 2016, from $551.3 million at December 31, 2015. This growth in non-maturity deposits during the first nine months of 2016 includes a $20.3 million or 12.0% increase in non-interest bearing checking account balances.

Stockholders' equity increased by $6.1 million to $88.3 million at September 30, 2016, from $82.2 million at December 31, 2015. This increase primarily reflects the $5.0 million of net income earned for the first nine months of 2016 and a $1.9 million increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, net of $807,000 of dividends declared.

The tangible equity to assets ratio increased to 8.36% at September 30, 2016, from 8.04% at December 31, 2015. The tangible book value per common share increased to $8.68 at September 30, 2016, from $8.02 at December 31, 2015.

Corporate and Investor Information. First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and currently has 30 full service branch offices located throughout eastern and central North Carolina. The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer. First South Bank is a wholly-owned subsidiary of First South Bancorp, Inc.

Additional investor information for the Company and the Bank may be accessed on our website at www.firstsouthnc.com. The Company’s common stock symbol as listed on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements. Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures. This press release and the accompanying Supplemental Financial Data contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). Management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the disclosures above and in the Supplemental Financial Data for reconciliations of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2016	2015
Assets	(Unaudited)

Cash and due from banks	$19,272,704	$19,425,747
Interest-bearing deposits with banks	37,936,276	18,565,521
Investment securities available-for-sale, at fair value	193,255,580	248,294,725
Investment securities held-to-maturity	509,328	508,456
Mortgage loans held for sale	7,312,568	3,943,798

Loans and leases held for investment	682,465,668	607,014,247
Allowance for loan and lease losses	(8,498,061)	(7,866,523)
Net loans and leases held for investment	673,967,607	599,147,724

Premises and equipment, net	11,608,966	13,664,937
Assets held for sale	192,720	-
Other real estate owned	4,810,434	6,125,054
Federal Home Loan Bank stock, at cost	1,701,200	2,369,300
Accrued interest receivable	3,118,482	2,874,506
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	2,090,680	1,265,589
Identifiable intangible assets	1,682,269	1,895,514
Bank-owned life insurance	17,937,292	15,635,140
Prepaid expenses and other assets	6,180,717	8,348,385

Total assets	$985,795,399	$946,282,972

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$189,872,662	$169,545,849
Interest bearing demand	264,114,729	246,376,521
Savings	141,701,335	135,369,668
Large denomination certificates of deposit	124,416,507	116,299,196
Other time deposits	139,725,846	143,730,993
Total deposits	859,831,079	811,322,227

Borrowings	20,000,000	37,000,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	7,360,372	5,479,971
Total liabilities	897,501,451	864,112,198

Common stock, $.01 par value, 25,000,000 shares authorized; 9,494,935 and 9,489,222 shares outstanding, respectively	94,949	94,892
Additional paid-in capital	35,998,472	35,936,911
Retained earnings	47,851,299	43,691,073
Accumulated other comprehensive income	4,349,228	2,447,898
Total stockholders' equity	88,293,948	82,170,774

Total liabilities and stockholders' equity	$985,795,399	$946,282,972

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2016 and 2015

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Interest income:
Interest and fees on loans	$7,915,133	$6,639,177	$22,748,826	$18,834,471
Interest on investments and deposits	1,295,051	1,577,440	4,131,333	5,047,181
Total interest income	9,210,184	8,216,617	26,880,159	23,881,652

Interest expense:
Interest on deposits	728,106	598,081	2,094,809	1,730,070
Interest on borrowings	55,886	54,077	187,683	61,593
Interest on junior subordinated notes	127,011	141,578	408,628	421,656
Total interest expense	911,003	793,736	2,691,120	2,213,319

Net interest income	8,299,181	7,422,881	24,189,039	21,668,333
Provision for credit losses	220,000	335,000	770,000	475,000
Net interest income after provision for credit losses	8,079,181	7,087,881	23,419,039	21,193,333

Non-interest income:
Deposit fees and service charges	1,907,878	2,093,101	5,746,336	6,067,959
Loan fees and charges	72,578	62,960	268,212	179,196
Mortgage loan servicing fees	343,081	263,679	850,770	807,126
Gain on sale and other fees on mortgage loans	812,754	528,745	1,795,017	1,486,278
Gain (loss) on sale of other real estate, net	77,416	(63,402)	50,932	9,814
Gain on sale of investment securities	-	502,576	467,470	954,514
Other income	477,343	378,574	1,636,428	1,057,395
Total non-interest income	3,691,050	3,766,233	10,815,165	10,562,282

Non-interest expense:
Compensation and fringe benefits	4,970,846	4,935,133	14,955,785	14,475,105
Federal deposit insurance premiums	157,142	163,200	479,276	445,081
Premises and equipment	1,349,243	1,312,123	4,103,726	3,976,577
Advertising	151,304	218,827	568,556	598,477
Data processing	757,200	818,680	2,303,418	2,805,101
Amortization of intangible assets	136,882	129,527	401,981	386,597
Other real estate owned expense	119,065	99,234	425,622	462,825
Other	1,286,741	1,330,098	3,842,879	4,137,281
Total non-interest expense	8,928,423	9,006,822	27,081,243	27,287,044

Income before income tax expense	2,841,808	1,847,292	7,152,961	4,468,571
Income tax expense	947,496	610,680	2,185,841	1,352,983

NET INCOME	$1,894,312	$1,236,612	$4,967,120	$3,115,588

Per share data:
Basic earnings per share	$0.20	$0.13	$0.52	$0.33
Diluted earnings per share	$0.20	$0.13	$0.52	$0.33
Dividends per share	$0.030	$0.025	$0.085	$0.075
Average basic shares outstanding	9,494,861	9,500,885	9,493,285	9,532,393
Average diluted shares outstanding	9,525,302	9,520,943	9,520,216	9,552,298

First South Bancorp, Inc.		Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	9/30/2016	9/30/2015
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$985,795	$961,479	$940,108	$946,283	$913,368	$985,795	$913,368

Loans held for sale:	$7,313	$5,252	$2,490	$3,944	$4,029	$7,313	$4,029

Loans held for investment (HFI):
Mortgage	$74,710	$73,100	$73,412	$71,866	$71,148	$74,710	$71,148
Commercial	518,265	510,678	482,779	454,877	419,784	518,265	419,784
Consumer	69,039	66,138	64,521	63,036	61,934	69,039	61,934
Leases	20,452	18,927	18,333	17,235	14,438	20,452	14,438
Total loans held for investment	682,466	668,843	639,045	607,014	567,304	682,466	567,304
Allowance for loan and lease losses	(8,498)	(8,338)	(8,135)	(7,867)	(7,570)	(8,498)	(7,570)
Net loans held for investment	$673,968	$660,505	$630,910	$599,147	$559,734	$673,968	$559,734

Cash & interest bearing deposits	$57,209	$40,734	$36,115	$37,991	$42,686	$57,209	$42,686
Investment securities	193,765	200,364	213,520	248,803	248,861	193,765	248,861
Premises and equipment	11,609	11,671	12,144	13,665	15,290	11,609	15,290
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	1,682	1,753	1,824	1,896	1,967	1,682	1,967
Mortgage servicing rights	2,091	1,273	1,247	1,266	1,229	2,091	1,229

Deposits:
Non-interest checking	$189,873	$177,281	$164,244	$169,546	$157,609	$189,873	$157,609
Interest checking	176,034	170,153	171,323	173,934	167,673	176,034	167,673
Money market	88,081	72,054	73,000	72,442	68,443	88,081	68,443
Savings	141,701	142,151	146,255	135,370	133,570	141,701	133,570
Certificates	264,142	263,823	263,845	260,030	256,016	264,142	256,016
Total deposits	$859,831	$825,462	$818,667	$811,322	$783,311	$859,831	$783,311

Borrowings	$20,000	$32,500	$21,500	$37,000	$33,000	$20,000	$33,000
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	88,294	87,327	84,179	82,171	81,623	88,294	81,623

Consolidated earnings summary:
Interest income	$9,210	$8,998	$8,672	$8,569	$8,217	$26,880	$23,882
Interest expense	911	898	882	841	794	2,691	2,213
Net interest income	8,299	8,100	7,790	7,728	7,423	24,189	21,669
Provision for credit losses	220	325	225	325	335	770	475
Noninterest income	3,691	3,548	3,576	3,736	3,766	10,815	10,562
Noninterest expense	8,929	9,046	9,106	9,087	9,007	27,081	27,287
Income before taxes	2,841	2,277	2,035	2,052	1,847	7,153	4,469
Income tax expense	947	665	574	484	610	2,186	1,353
Net income	$1,894	$1,612	$1,461	$1,568	$1,237	$4,967	$3,116

Per Share Data:
Basic earnings per share	$0.20	$0.17	$0.15	$0.17	$0.13	$0.52	$0.33
Diluted earnings per share	$0.20	$0.17	$0.15	$0.16	$0.13	$0.52	$0.33
Dividends per share	$0.030	$0.030	$0.025	$0.025	$0.025	$0.085	$0.075
Book value per share	$9.30	$9.20	$8.87	$8.66	$8.60	$9.30	$8.60
Tangible book value per share	$8.68	$8.57	$8.23	$8.02	$7.95	$8.68	$7.95

Average basic shares	9,494,861	9,493,776	9,491,201	9,489,222	9,500,885	9,493,285	9,532,293
Average diluted shares	9,525,302	9,519,565	9,514,797	9,513,916	9,520,943	9,520,216	9,552,298

	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	9/30/2016	9/30/2015
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.13%	4.17%	4.07%	4.03%	4.01%	4.12%	4.00%
Cost of interest bearing liabilities	0.52%	0.52%	0.52%	0.49%	0.48%	0.52%	0.46%
Net interest spread	3.61%	3.64%	3.55%	3.54%	3.53%	3.60%	3.54%
Net interest margin	3.73%	3.76%	3.66%	3.64%	3.63%	3.72%	3.64%
Avg earning assets to total avg assets	92.42%	92.38%	92.20%	92.19%	91.65%	92.33%	91.39%

Return on average assets (annualized)	0.78%	0.68%	0.63%	0.67%	0.54%	0.70%	0.47%
Return on average equity (annualized)	8.52%	7.55%	6.97%	7.52%	5.99%	7.69%	5.08%
Efficiency ratio	73.84%	77.59%	80.74%	81.41%	82.26%	77.31%	85.63%

Average assets	$968,729	$947,761	$938,702	$930,978	$904,017	$951,731	$887,170
Average earning assets	$895,290	$875,529	$865,463	$858,243	$828,538	$878,761	$810,774
Average equity	$88,481	$85,927	$84,265	$82,713	$81,975	$86,225	$81,990

Equity/Assets	8.96%	9.08%	8.95%	8.68%	8.94%	8.96%	8.94%
Tangible Equity/Assets	8.36%	8.46%	8.31%	8.04%	8.26%	8.36%	8.26%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$661	$555	$945	$985	$799	$661	$799
Non-Earning	1,289	1,075	895	710	964	1,289	964
Total Non-TDR nonaccrual loans	$1,950	$1,630	$1,840	$1,695	$1,763	$1,950	$1,763
TDR nonaccrual loans
Current TDRs	$700	$706	$847	$1,343	$1,250	$700	$1,250
Past Due TDRs	248	250	154	159	463	248	463
Total TDR nonaccrual loans	$948	$956	$1,001	$1,502	$1,713	$948	$1,713
Total nonaccrual loans	$2,898	$2,586	$2,841	$3,197	$3,476	$2,898	$3,476
Loans >90 days past due, still accruing	0	218	153	115	183	0	183
Other real estate owned	4,810	5,541	5,956	6,125	6,506	4,810	6,506
Total nonperforming assets	$7,708	$8,345	$8,950	$9,437	$10,165	$7,708	$10,165

Allowance for loan and lease losses to
loans held for investment	1.25%	1.25%	1.27%	1.30%	1.33%	1.25%	1.33%

Net charge-offs (recoveries)	$60	$122	$(44)	$28	$129	$138	$425
Net charge-offs (recoveries) to total loans	0.01%	0.02%	-0.01%	0.00%	0.02%	0.02%	0.07%
Total nonaccrual loans to total loans HFI	0.42%	0.39%	0.44%	0.53%	0.61%	0.42%	0.61%
Total nonperforming assets to total assets	0.78%	0.87%	0.95%	1.00%	1.11%	0.78%	1.11%
Total loans to total deposits	80.22%	81.66%	78.36%	75.30%	72.94%	80.22%	72.94%
Total loans to total assets	69.97%	70.11%	68.24%	64.56%	62.55%	69.97%	62.55%
Loans serviced for others	$370,606	$292,222	$293,548	$297,494	$297,764	$370,606	$297,764

Reconciliation of Non-GAAP Measures:
Pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes (GAAP)	$2,841	$2,277	$2,035	$2,052	$1,847	$7,153	$4,469
Provision for credit losses	220	325	225	325	335	770	475
Pre-tax pre-provision net income	3,061	2,602	2,260	2,377	2,182	7,923	4,944
Securities (gains) losses, net	0	(184)	(284)	(463)	(503)	(467)	(955)
OREO valuations	0	103	7	100	10	110	95
OREO (gains) losses, (net)	(77)	14	12	(30)	63	(51)	(10)
Pre-tax pre-provision operating
earnings (non-GAAP)	$2,984	$2,535	$1,995	$1,984	$1,752	$7,515	$4,074

Total core non-interest income (non-GAAP):
Non-interest income (GAAP)	$3,691	$3,548	$3,576	$3,736	$3,766	$10,815	$10,562
Securities (gains) losses, net	0	(184)	(284)	(463)	(503)	(467)	(955)
OREO (gains) losses, (net)	(77)	14	12	(30)	63	(51)	(10)
Total core non-interest income (non-GAAP)	$3,614	$3,378	$3,304	$3,243	$3,326	$10,297	$9,597